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                                                                  EXHIBIT 4.03.3
                                                                  EXECUTION COPY



                               AMENDMENT NO. 3


                 AMENDMENT NO. 3 dated as of August 31, 1993 among SWANK, INC., the undersigned banks and The Chase Manhattan Bank (National Association), as agent for such banks.

                 The parties hereto are all parties to a Credit Agreement (as heretofore modified, the "CREDIT AGREEMENT") dated as of December 22, 1992, and wish to amend the Credit Agreement in certain respects. Accordingly, the parties hereto agree to as follows:

                 Section 1. DEFINITIONS. Unless otherwise noted, capitalized terms used herein and defined in the Credit Agreement shall have the respective meanings ascribed thereto in the Credit Agreement.

                 Section 2. AMENDMENTS. The Credit Agreement is to be amended as follows:

                 (a) The definition of "1993-1995 Plan" in Section 1.01 of the Credit Agreement is amended in its entirety to read as follows:

                          "1993-1995 PLAN" shall mean the "1993-1995 Operating
                 Plan" of Swank and its Subsidiaries dated November 16, 1992 attached as Schedule IV hereto as supplemented by the "Revised 1993 Cumulative Forecast by Month" dated September 28, 1993, attached as Schedule I to Amendment No. 3, in each case including the footnotes contained therein, as the same may be supplemented, modified, amended, or restated from time to time by Swank with the consent of the Majority Banks.

                 (b) Section 9.12 of the Credit Agreement is amended so that the reference in the schedule to "225%," appearing in such schedule opposite the date 12/31/93, is deleted and "200%" substituted therefor.

                 Section 3. WAIVER. The Banks hereby waive compliance by Swank, for the month of August, 1993, with the requirements of paragraph (a) of
Section 9.21 of the Credit Agreement.

                 Section 4. MISCELLANEOUS. Except as expressly amended hereby, the Credit Agreement shall remain unmodified and in full force and effect. The Amendment may be executed in any number of counterparts, all of which taken together shall constitute one




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and the same instrument and any of the parties hereto may execute this
Amendment by signing any such counterpart. This Amendment shall be governed and construed in accordance with the law of the State of New York.

                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed as of the date and year first above written.


                                                SWANK, INC.


                                                By       /s/  John Tulin
                                                  -----------------------
                                                  Title:  Executive V.P.


                                                THE CHASE MANHATTAN BANK
                                                  (NATIONAL ASSOCIATION)


                                                By   /s/ Elizabeth Feuerman
                                                  -------------------------
                                                  Title:  Second V.P.


                                                FLEET NATIONAL BANK


                                                By    /s/ Robert T. P. Storer
                                                  ---------------------------
                                                  Title:  Vice President